Exhibit 99.1

         DIGITAL LIFESTYLES GROUP ANNOUNCES FILING OF ITS 2006 QUARTERLY
                 REPORTS TO BECOME CURRENT IN ITS SEC REPORTING

           COMPANY TO BEGIN EFFORTS TO TRADE ON OTC BULLETIN BOARD(R)

WALNUT, CA -- (MARKET WIRE) - Aug. 21, 2006 -- Digital Lifestyles Group Inc. (Other OTC: DLFG.PK - News) (the "Company"), today announced that it has completed and filed its quarterly reports for the first and second quarters of 2006. As a result of these filings, the Company is now current with its reporting requirements with the Securities and Exchange Commission ("SEC"). In March 2006, the Company announced the signing of a definitive merger agreement with Protron Digital Corporation ("Protron"), a consumer electronics company focused on the manufacture and sale of home entertainment systems. Protron is a privately held company, of which one of its principal owners is Leo Chen, a member of the Company's board of directors.

"We are extremely pleased to announce these quarterly filings for fiscal 2006," said Andy Teng, Chairman and Chief Executive Officer of the Company. "By becoming current in our reporting with the SEC, we can now focus on our objective of finalizing the merger with Protron and taking other steps which we believe are important to enhance the Company's value. One of those steps will be to begin the process of trading through the OTC Bulletin Board(R) quotation service. We believe that being able to utilize the OTC Bulletin Board(R) quotation service will provide both the Company and its shareholders significant advantages and the Company is taking steps to make this happen as soon as possible."

ABOUT DIGITAL LIFESTYLES GROUP INC.
The Company wound up business operations in May 2005. Since August 2005, the Company's principal business purpose has been to identify and consummate a business combination with a private entity. The Company trades on the Pink Sheets, LLC under the symbol DLFG.PK.

FORWARD-LOOKING STATEMENTS
Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions, and statements such as those related to the ability of the Company to continue to comply with the terms and conditions of its agreements, and its ability to complete the merger transaction with Protron,. These statements are made within the meaning of
Section 27A of the Securities Act of 1933, as amended, and the provisions of
Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Company on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's lack of sufficient funds to operate its business, the Company's lack of business operations, the ability for the Company to raise sufficient funds to operate the business, successful implementation of its restructuring plan, the ability of the Company to satisfy its existing creditors, the ability for the Company to trade on the OTC Bulletin Board(R) quotation service, the ability of the Company to consummate the merger with Protron, which is subject to a number of contractual, conditions, such as shareholder approval, and other risks detailed in the company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that any estimations or projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.